FIRST AMENDMENT TO
AMENDED AND RESTATED BY-LAWS
OF
ILLINOIS POWER FUELS AND SERVICES COMPANY

THIS FIRST AMENDMENT (this "Amendment") to Amended and Restated By-Laws of Illinois Power Fuels and Services Company, an Illinois corporation (the "Company") is entered into as of January 16, 2014 (the "Effective Date"), by Illinois Power Resources, LLC, a Delaware limited liability company (the "Sole Shareholder"), as the sole shareholder.

RECITALS

WHEREAS, the Sole Shareholder entered into that certain Amended and Restated By-Laws of the Company, dated as of December 2, 2013 (the "By-Laws"). Capitalized terms that are used and not otherwise defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Sole Shareholder desires to amend the By-Laws as set forth herein to modify certain provisions within the By-Laws.

NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

ARTICLE I

SPECIFIC AMENDMENTS TO THE AGREEMENT

Section 1.1 Section 5 of Article V of the By-Laws is hereby amended by adding the following new final sentence:

> "Notwithstanding the foregoing, this Section 5 of Article V shall not apply to (i) Illinois Power Resources Generating, LLC; (ii) Illinois Power Marketing Company; or (iii) the Sole Shareholder."

Section 1.2 Section 6 of Article V of the By-Laws is hereby amended by adding the following new final sentence:

> "Notwithstanding the foregoing, this Section 6 of Article V shall not apply to (i) Illinois Power Resources Generating, LLC; (ii) Illinois Power Marketing Company; or (iii) the Sole Shareholder."

ARTICLE II

MISCELLANEOUS

Section 2.1 Counterparts. This Amendment may be executed in several counterparts with the same effect as if the parties executing the several counter parts had all executed one counterpart.

Section 2.2 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF THE LAW OF ANOTHER JURISDICTION.

Section 2.3 Entire Agreement. Except as expressly provided in this Amendment, all of the terms and provisions of the By-Laws are and will remain in full force and effect and are hereby ratified and confirmed by the parties. On and after the Effective Date, each reference in the By-Laws to "these By-Laws," "the By-Laws," "hereunder," "hereof," "herein" or words of like import will mean and be a reference to the By-Laws as amended by this Amendment.